Exhibit 3.55

State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Incorporation, as amended to date, of FIDELITY NATIONAL CARD SERVICES, INC., a corporation organized under the laws of the State of Florida, as shown by the records of this office.

The document number of this corporation is 449022.

Given under my hand and the
Great Seal of the State of Florida
at Tallahassee, the Capital, this the
Twenty-first day of June, 2010

GREAT SEAL OF THE STATE OF FLORIDA
IN GOD WE TRUST

Dawn K. Roberts
Secretary of State

CR2E022 (01-07)

CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE FOR THE SERVICE OF PROCESS WITHIN THIS STATE, NAMING AGENT UPON WHOM PROCESS MAY BE SERVED.

In pursuance of Chapter 48.091, Florida Statutes, the following is submitted, in compliance with said Act.

First—That FLORIDA SERVICE CENTER, INC., desiring to organize under the laws of the State of Florida with its principal office, as indicated in the articles of incorporation at the City of Tampa, County of Hillsborough, State of Florida, has named BRUCE H. ROBERSON, located at Suite 1300, Exchange National Bank Building, 610 Florida Avenue, City of Tampa, County of Hillsborough, State of Florida, as its agent to accept service of process within this state.

ACKNOWLEDGMENT: (MUST BE SIGNED BY DESIGNATED AGENT)

Having been named to accept service of process for the above-stated corporation, at the place designated in this certificate, I hereby accept to act in this capacity, and agree to comply with the provision of said Act relative to keeping open said office.

By
(Resident Agent)

ARTICLES OF INCORPORATION

OF

FLORIDA SERVICE CENTER, INC.

The undersigned subscriber to these articles of incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Florida.

ARTICLE I. NAME

The name of this corporation is:

FLORIDA SERVICE CENTER, INC.

ARTICLE II. PERMITTED BUSINESSES

                  AND ACTIVITIES

The general nature of the businesses to be transacted by this corporation is to engage in every aspect and phase of the business of performing data processing and related services for banks, bank service corporations and bank holding companies in connection with bank credit card plans operated by such banks, bank service corporations and bank holding companies.

This corporation may engage in every phase of any and all activities or businesses permitted by the laws of the United States and the State of Florida or any other state, territory, district, or possession of the United States and all such activities or businesses as may be permitted in any foreign country. Without limiting the generality of the foregoing, the corporation shall have power to:

(a) Conduct business, have one or more offices in, and buy, hold, mortgage, sell, convey, lease, or otherwise dispose of real and personal property, and buy, hold, mortgage, sell, convey, or otherwise dispose of franchises in this state and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and in foreign countries.

(b) Purchase the corporate assets of any other corporation and engage in the same character of business.

(c) Acquire, enjoy, utilize and dispose of patents, copyrights and trade marks and any licenses or other rights or interests thereunder or therein.

(d) Take, hold, sell and convey such property as may be necessary in order to obtain or secure payment of any indebtedness or liability to it.

(e) Guarantee, endorse, purchase, hold, sell, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or other evidences of indebtedness created by any other corporation of this state or any other state or government; and while owner of such stock to exercise a11 the rights, powers and privileges of ownership, including the right to vote such stock.

(f) Purchase, hold, sell and transfer shares of its own capital stock from the surplus of its assets over its liabilities including capital. Shares of its own capital stock owned by this corporation shall not be voted directly or indirectly, or counted as outstanding for the purpose of any stockholders’ quorum or vote.

(g) Contract debts and borrow money, issue and sell or pledge bonds, debentures, notes and other evidences of indebtedness, and execute such mortgages, transfers of corporate property, or other instruments to secure the payment of corporate indebtedness as required.

(h) Make gifts for educational, scientific or charitable purposes.

(i) Indemnify any person made a party, or threatened to be made a party, to any threatened, pending, or completed action, suit or proceeding against liability for their good faith acts and omissions to the extent provided by law.

(j) Purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of subsection (i) hereof.

(k) Enter into general partnerships, limited partnerships (whether the corporation be a limited or general partner), joint ventures, syndicates, pools, associations, and other arrangements for carrying on one or more of the purposes set forth in this certificate of incorporation, jointly or in common with others, so long as the participating corporation, person or association would have power to do so alone.

The foregoing clauses are both purposes and powers; and the foregoing enumeration of specific powers does not limit or restrict in any manner the powers of the corporation.

ARTICLE III.

CAPITAL STOCK

The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is seven thousand five hundred (7,500) shares of common stock, having a par value of $1.00 per share, which shall be divided into four thousand five hundred (4,500) shares of voting common stock (Class “A” common stock) and three thousand (3,000) shares of non-voting common stock (Class “B” common stock). Each holder of Class “A” and Class “B” common stock shall have the same rights, privileges and immunities, except that the holders of Class “B” common stock shall not be entitled to any voting rights whatsoever. Certificates for Class “B” common stock shall be plainly stamped “non-voting”. Holder of shares of Class “B” common stock only shall not be entitled to any notice of any meetings of stockholders and shall not be entitled to vote upon any question whatsoever which may be presented and decided upon at any meeting of stockholders. The registered holders of the Class “B” common stock shall be entitled to participate share for share with the holders of Class “A” common stock in any dividends or distributions in liquidation which may hereafter be declared and paid by the corporation. The consideration to be paid for each share of stock of this corporation shall be as fixed by the board of directors, and may take the form of services rendered, cash, property, or any other form with a value, in the judgment of the directors, equivalent to or greater than the full par value of the shares.

No holder of any stock of this corporation shall be entitled as of right to purchase or subscribe for (i) any of the corporation’s authorized but unissued stock of any class, (ii) any of the corporation’s treasury stock, (iii) any additional stock of any existing or newly created class resulting from an increase in the corporation’s authorized capital stock, or (iv) any bonds, certificates of indebtedness, debentures, or other securities issued by the corporation which are convertible into any class of stock of this corporation, whether or not such stock or securities are issued for cash. The acceptance of stock in the corporation shall be a waiver of any pre-emptive or preferential right which in the absence of this provision might otherwise be asserted by stockholders of the corporation or any of them.

ARTICLE IV. INITIAL CAPITAL

The amount of capital with which this corporation will begin business shall not be less than Five Hundred Dollars ($500.00).

ARTICLE V. TERM OF EXISTENCE

This corporation is to exist perpetually.

ARTICLE VI. ADDRESS

The street address of the initial principal office of the corporation in the State of Florida is Suite 217, Boulevard Building, 2907 Bay To Bay Boulevard, Tampa, Florida. The board of directors may from time to time move the principal office to any other place within or without the State of Florida, and may establish branch offices in such other place or places as it may designate.

ARTICLE VII. DIRECTORS

This corporation shall have two (2) directors initially. The number of directors may be increased or diminished from time to time, in the manner provided in the by-laws.

ARTICLE VIII. DIRECTORS’ POWERS

The board of directors shall have the power to fix or change salaries of the directors as directors and as officers, to permit contracts or other transactions between the corporation and one or more of its directors individually or businesses in which one or more of its directors are interested, and to exercise such other powers of the corporation as are not inconsistent with these articles or with any by-laws that may be adopted by the stockholders.

Without limiting the generality of the foregoing, no contract or other transaction between this corporation and one or more of its directors, or between this corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between this corporation and any corporation, association, or other enterprise of which one or more of its directors are stockholders, members, directors, officers, or employees, or in which they are interested, shall be deemed to be invalid because of the presence of such director or directors at the meeting of the board of directors of this corporation, which acts upon, or in reference to, such contract or transaction, or because of his or their participation in such action, if the fact of such interest shall be disclosed or known to the board of directors and the board of directors shall, nevertheless, authorize, approve and ratify such contract or transaction by a vote of a majority of the directors (such interested director or directors to be counted in determining whether a quorum is present, but not to be counted in calculating the majority necessary to carry such vote.) This paragraph shall not be construed to invalidate any contract or other transaction that would otherwise be valid under the common or statutory law applicable thereto.

ARTICLE IX. ORIGINAL DIRECTORS

The names and street addresses of each member of the first board of directors are:

Name	Address
LeRoy Collins, Jr.	645 Geneva Place Tampa, Florida 33606

Edmund DeBarba	631 Bosphorus Avenue Tampa, Florida 33606

Members of the first board of directors shall serve until their successors are elected or appointed and have qualified.

ARTICLE X. SUBSCRIBER

The name and street address of the subscriber to these articles of incorporation is:

Name	Address
LeRoy Collins, Jr.	645 Geneva Place Tampa, Florida 33606

The subscriber of these articles of incorporation hereby assigns to this corporation his rights under Section 608.04, Florida

Statutes, to constitute a corporation, and he hereby assigns to those persons designated by the board of directors any rights he may have as subscriber to acquire any of the capital stock of this corporation, this assignment becoming effective on the date corporate existence begins.

ARTICLE XI. AMENDMENTS

The corporation reserves the right to amend, alter, change or repeal any provision contained in these articles of incorporation in the manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted and subject to this reservation. These articles may be amended prior to the issuance of the stock of this corporation by the unanimous approval or consent of the board of directors. Thereafter, every amendment shall be approved by the board of directors, proposed by them to the stockholders, and approved at a stockholders’ meeting by a majority of the stock entitled to vote thereon or in such other manner as may be provided by law.

IN WITNESS WHEREOF, I, LeRoy Collins, Jr., the undersigned subscriber, have hereunto set my hand and seal, this 20th day of March, 1974, for the purpose of forming this corporation under the laws of the State of Florida, and I hereby make and file with the Department of State of the State of Florida, these articles of incorporation, and certify that the facts herein stated are true.

(SEAL)
LeRoy Collins, Jr.

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

I hereby certify that on this day, before me, a Notary Public duly authorized in the state and county named above to take acknowledgments, personally appeared LeRoy Collins, Jr., to me known to be the person described as subscriber in and who executed the foregoing articles of incorporation and acknowledged before me that he subscribed to those articles of incorporation.

WITNESS my hand and official seal in the county and state named above this 20th day of March, 1974.

Notary Public, State of Florida at Large

My Commission Expires:

(notarial seal)

ARTICLES OF MERGER

These Articles of Merger are dated September 28, 1977, and are made and entered into, pursuant to Section 607.214, Florida Statutes, by and between Florida Service Center, Inc., a Florida corporation (“FSC” or the “Surviving Corporation”), which will be the surviving corporation, and New FSC, Inc., a Florida corporation (“Newco”), which will be merged into FSC. FSC and Newco are sometimes referred to collectively herein as the “Constituent Corporations”. Telecredit, Inc., a Delaware corporation (“Telecredit”), the owner of all the outstanding capital stock of Newco, joins in the Articles of Merger for the purposes hereinafter set forth.

WITNESSETH:

WHEREAS, FSC is a corporation duly organized and existing under the laws of the State of Florida, having an authorized capital stock of 4.500 shares of Class “A” common stock, $1.00 par value (the “Class A Common Stock of FSC”), of which 2,750 shares are issued and outstanding, and of 3,000 shares of Class “B” common stock, $1.00par value (the “Class B Common Stock of FSC”), of which 2,480 shares are validly issued and outstanding; and

WHEREAS, Newco is a corporation duly organized and existing under the laws of the State of Florida, having an authorized capital stock of 1,000 shares of Common Stock, $.01 par value (the “Common Stock of Newco”), of which 1,000 shares are issued and outstanding; and

WHEREAS, Telecredit is a corporation duly organized and existing under the laws of the State of Delaware, having an authorized capital stock of 2,000,000 shares of Common Stock, $.01 par value (the “Common Stock of Telecredit”), of which 1,370,400 shares were issued and outstanding as of July 19, 1977; and

WHEREAS, the respective Boards of Directors of FSC, Newco and Telecredit deem it advisable and in the best interests of the Constituent Corporations and their shareholders (including Telecredit) that Newco be merged with and into FSC, which shall be the Surviving Corporation, as authorized by the statutes of the State of Florida, under and pursuant to the terms and conditions hereinafter set forth, and each such Board has duly approved these Articles of Merger (the “Merger Agreement”); and

WHEREAS, FSC, Newco and Telecredit have entered into an Agreement and Plan of Merger dated as of July 31, 1977 (the “Plan”) setting forth certain representations, warranties and covenants in connection with said merger;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of setting forth (i) the terms and conditions of said merger, (ii) the mode of carrying the same into effect, (iii) the manner of converting the shares of each Constituent Corporation into shares of the Surviving Corporation or shares of Telecredit, (iv) a statement of the changes in the Articles of Incorporation of the Surviving Corporation to be effected by said merger and (v) such other details or provisions as are deemed desirable, the parties hereto have agreed and do hereby agree, subject to the approval or adoption of this Merger Agreement by the requisite vote of the shareholder of Newco and of the shareholders of each class of FSC, respectively, and subject to the conditions hereinafter set forth, as follows:

ARTICLE I

Surviving Corporation

At the Effective Time of the Merger, as hereinafter defined, Newco shall be merged with and into FSC, which is hereby designated as the “Surviving Corporation”, which shall not be a new corporation, which shall continue its corporate existence as a Florida corporation to be governed by the laws of the State of Florida and which shall continue to be named “Florida Service Center, Inc.”

ARTICLE II

Terms and Conditions

The terms and conditions of the merger are (in addition to those set forth elsewhere in this Merger Agreement) as follows:

(a) At the Effective Time of the Merger:

(1) The Constituent Corporations shall be a single corporation, which shall be FSC, the corporation designated herein as the Surviving Corporation.

(2) The separate existence of Newco shall cease.

(3) The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, of each Constituent Corporation; and all property, real, personal and mixed, and all debts due to either Constituent Corporation on whatever account, including subscriptions for shares and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either Constituent Corporation shall not revert or be in any way impaired by reason of the merger.

(4) The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; and any claim existing or action or proceeding pending by or against any of the Constituent Corporations may be prosecuted as if the merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any Constituent Corporation shall be impaired by the merger.

(5) All corporate acts, plans, policies, contracts, approvals and authorizations of Newco and its shareholders, Board of Directors, officers and agents, which were valid and effective immediately prior to the Effective Time of the Merger shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Newco. The employees of Newco shall become the employees of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees of Newco.

(6) The assets, liabilities, reserves and accounts of each Constituent Corporation shall be recorded on the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of such Constituent Corporation, subject to such adjustments or eliminations of inter-company items as may be appropriate in giving effect to the merger.

(b) The Board of Directors, and the members thereof, of FSC immediately prior to the Effective Time of the Merger shall be and constitute the Board of Directors, and the members thereof, of the Surviving Corporation to serve in accordance with the by-laws of the Surviving Corporation until their respective successors shall have been duly elected and qualified.

(c) Until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of FSC at the Effective Time of the Merger shall hold the same offices of the Surviving Corporation.

ARTICLE III

Amendment of Articles of

Incorporation of FSC

Article III of the Articles (Certificate) of Incorporation of FSC is amended immediately after the Effective Time of the Merger to read in full as follows:

“ARTICLE III.     CAPITAL STOCK

The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is one thousand (1,000) shares of Common Stock of a par value of $1.00 per share. The consideration to be paid for each share of stock of this corporation shall be as fixed by the Board of Directors, and may take the form of services rendered, cash, property, or any other form with a value, in the judgment of the directors, equivalent to or greater than the full par value of the shares.”

ARTICLE IV

Capitalization of Surviving Corporation

and Manner and Basis of Converting Shares

The total authorized capital stock of the Surviving Corporation shall be as set forth in the Articles of Incorporation of the Surviving Corporation as amended by Article III hereof, that is 1,000 shares of Common Stock, $1.00 par value.

The manner and basis of converting the shares of each Constituent Corporation into shares of the Surviving Corporation or shares of Telecredit, and the mode of carrying the merger into effect are as follows:

(a) Each share of Common Stock of Newco outstanding at the Effective Time of the Merger shall become one fully paid and non-assessable share of Common Stock of the Surviving Corporation, without any action on the part of the holder thereof.

(b) Each share of Class A Common Stock of FSC outstanding at the Effective Time of the Merger shall be converted into forty-six and twenty-eight one hundredths (46.28) fully paid and nonassessable shares of Common Stock of Telecredit, without any action on the part of the holder thereof.

(c) Each share of the Class B Common Stock of FSC outstanding at the Effective Time of the Merger shall be converted into twenty-three and fourteen one hundredths (23.14) fully paid and nonassessable shares of Common Stock of Telecredit, without any action on the part of the holder thereof.

(d) Each share of Common Stock of FSC held in treasury, if any, shall be cancelled without further action.

(e) After the Effective Time of the Merger, each holder of an outstanding certificate which prior thereto represented shares of the Class A or Class B Common Stock of FSC shall be entitled, upon surrender thereof to United California Bank acting as exchange agent in connection with the merger, to receive in exchange therefor a certificate or certificates representing the number of whole shares of Common Stock of Telecredit into which the shares of Class A or Class B Common Stock of FSC so surrendered shall have been converted as aforesaid, of such denominations and registered in such names as such holder may request, and each holder of an outstanding certificate which prior thereto represented shares of Common Stock of Newco shall be entitled, upon surrender thereof to the Surviving Corporation, to receive in exchange therefor a certificate or certificates representing the same number of whole shares of Common Stock of the Surviving Corporation, of such denominations and registered in such names as such holder may request. In calculating the number of whole shares of Common Stock of Telecredit issuable to each holder of both certificates which immediately prior to the Effective Time of the Merger represented shares of the Class A Common Stock of FSC and certificates which immediately prior to the Effective Time of the Merger represented shares of the Class B Common Stock of FSC, there shall be added together the number of shares of Common Stock of Telecredit into which the shares of

Class A and Class B Common Stock of FSC so surrendered shall have been converted as aforesaid. Until no surrendered, each such outstanding certificate which, prior to the Effective Time of the Merger, represented shares of the Class A or Class B Common Stock of FSC shall for all purposes, other than the payment of dividends or other distributions, if any, on the Common Stock of Telecredit, evidence the ownership of the shares of Common Stock of Telecredit into which such shares shall have been so converted; provided, however, that upon surrender of such certificate theretofore representing Class A or Class B Common Stock of FSC, there shall be paid to the record holder or holders of the certificate or certificates representing the Common Stock of Telecredit issued in exchange therefore, the amount, without interest thereon, of such dividends and other distributions, if any, which theretofore have become payable with respect to the number of whole shares of Common Stock of Telecredit represented thereby since the Effective Time of the Merger.

(f) All shares of Common Stock of Telecredit into which shares of the Class A or Class B Common Stock of FSC have been converted pursuant to this Article IV shall be issued in full satisfaction of all rights pertaining to such converted shares.

(g) If any certificate for shares of Common Stock of Telecredit is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to Telecredit or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Common Stock of Telecredit in any names other than that of the registered holder of the certificate surendered, or establish to the satisfaction of Telecredit or any agent designated by it that such tax has been paid or is not payable.

(h) No fraction of a share of Common Stock of Telecredit shall be issued, but in lieu thereof each holder of shares of the Class A or Class B Common Stock of FSC who would otherwise be entitled to a fraction of a share of Common Stock of Telecredit shall, at the time of surrender of his certificate theretofore representing Class A or Class B Common Stock of FSC, be paid by Telecredit an amount in cash equal to the value of such fractional interest based on the average of the high bid and low asked quotations for the Common Stock of Telecredit in the over-the-counter market on each of the 15 trading days next preceding the Effective Time of the Merger.

ARTICLE V

Amended Articles of Incorporation and By-Laws

(a) At the Effective Time of the Merger, the Articles (Certificate) of Incorporation of FSC, as existing and constituted immediately prior to the Effective Time of the Merger and as amended by Article III hereof, shall, upon the merger’s becoming effective, be and constitute the Articles of Incorporation of the Surviving Corporation.

(b) At the Effective Time of the Merger, the by-laws of FSC as existing and constituted immediately prior to the Effective Time of the Merger shall, upon the merger’s becoming effective, be and constitute the by-laws of the Surviving Corporation.

ARTICLE VI

Other Provisions with Respect to Merger

(a) This Merger Agreement shall be submitted to the shareholders of each Constituent Corporation as provided by the applicable laws of the State of Florida. After the adoption thereof by the shareholders of each Constituent Corporation in accordance with the requirements of the laws of the State of Florida, all required documents shall be executed, filed and recorded and all required acts shall be done in order to accomplish the merger under the provisions of the applicable statutes of the State of Florida.

(b) This Merger Agreement may be terminated or amended in any respect at any time prior to the Effective Time of the Merger, whether before or after action thereon by the shareholders of the Constituent Corporations, by the mutual consent of the respective Boards of Directors of the Constituent Corporations and Telecredit. In addition, this Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after action thereon by the shareholders of the Constituent Corporations:

(1) By the Board of Directors of Telecredit if any of the representations and warranties of FSC contained herein or in the Plan shall be false in any material respect as of the Closing Date, as defined in the Plan, or FSC shall, as of the Closing Date, have failed to comply with any of its agreements contained herein or therein to be performed at or prior to the

Closing Date; or, any conditions to the obligations of Telecredit contained herein or in the Plan shall not have been satisfied at the Closing Date;

(2) By the Board of Directors of FSC if any of the representations and warranties of Telecredit or Newco contained herein or in the Plan shall be false in any material respect as of the Closing Date, or Telecredit or Nowco shall, as of the Closing Date, have failed to comply with any of their agreements contained herein or therein to be performed at or prior to the Closing Date; or if any of the conditions to the obligations of FSC contained herein or in the Plan shall not have been satisfied as of the Closing Date.

(c) In the event the merger is not consummated, Telecredit shall bear and pay all costs and expenses incurred by it and each of the Constituent Corporations (including without limitation fees and expenses of financial consultants, accountants and counsel) with respect to the transactions contemplated by this Merger Agreement and the Plan.

ARTICLE VII

Approval and Effective Time of the Merger

(a) This Merger Agreement was adopted by the shareholders of FSC on September 27, 1977, by the shareholder of Newco on September 1, 1977, and by the Board of Directors of Teleeredit on July 19, 1977. No approval or adoption by the shareholders of Telecredit is required.

(b) The merger shall become effective when this Merger Agreement, duly executed and acknowledged by the President and attested by the Secretary of each Constituent Corporation, shall be filed and recorded in the office of the Department of State of the State of Florida (the particular time and date at which such filing and recording shall be accomplished being herein referred to as the “Effective Time of the Merger”).

(c) If at any time the Surviving Corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or rights of Newco acquired or to be acquired by or as a result of the merger, the proper officers and directors of Newco and the Surviving Corporation, respectively, shall be and they hereby are severally and fully authorized to execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper in the name of Newco or the Surviving Corporation and otherwise carry out the purposes of this Merger Agreement.

(d) For the convenience of the parties and to facilitate the filing and recording of this Merger Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

(e) This Merger Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Florida.

(f) This Merger Agreement cannot be altered or amended except pursuant to an instrument in writing signed on behalf of the parties hereto.

IN WITNESS WHEREOF, FSC has caused this Merger Agreement to be signed and acknowledged by its President and attested by its Secretary pursuant to authorization contained in a resolution adopted by its Board of Directors approving this Merger Agreement, Newco has caused this Merger Agreement to be signed and acknowledged by its President and attested by its Secretary pursuant to authorization contained in a resolution adopted by its Board of Directors approving this Merger Agreement, and Telecredit has caused this Merger Agreement to be signed and acknowledged by its President and attested by its Secretary pursuant to authorization contained in a resolution adopted by its Board of Directors approving this Merger Agreement, all as of the date first above written.

FLORIDA SERVICE CENTER, INC.
ATTEST:	By
LeRoy Collins, Jr., President

Bruce H. Roberson, Secretary
NEW FSC, INC.
ATTEST:	By
Lee A. Ault III, President

Bertram K. Massing, Secretary
TELECREDIT, INC.
ATTEST:	By
Lee A. Ault III, President

Bertram K. Massing, Secretary

STATE OF FLORIDA                          )

COUNTY OF HILLSBOROUGH        )

On September 27, 1977 before me, the undersigned, a Notary Public in and for said State, personally appeared LeRoy Collins, Jr., known to me to be the President of Florida Service Center, Inc., a Florida corporation, known to me to be the person who executed the within Instrument on behalf of said corporation, and acknowledged to me that said corporation executed the within instrument pursuant to its by-laws or a resolution of its board of directors.

WITNESS My hand and official seal.

Notary Public in and for said County and State

NOTARY PUBLIC STATE OF FLORIDA AT LARGE MY COMMISSION EXPIRES OCT. 1 1979 BONDED THRU GENERAL INS. UNDERWRITERS

STATE OF CALIFORNIA         )

COUNTY OF LOS ANGELES  )

On September 23, 1977 before me, the undersigned, a Notary Public in and for said State, personally appeared Lee A. Ault III, known to me to be the President of New FSC, Inc., a Florida corporation, known to me to be the person who executed the within Instrument on behalf of said corporation, and acknowledged to me that said corporation executed the within instrument pursuant to its by-laws or a resolution of its board of directors.

WITNESS My hand and official seal.

Notary Public in and for said County and State

STATE OF CALIFORNIA        )

COUNTY OF LOS ANGELES )

On September 23, 1977 before me, the undersigned, a Rotary Public in and for said State, personally appeared Lee A. Ault III, known to me to be the President of Telecredit, Inc., a Delaware corporation, known to me to be the person who executed the within Instrument on behalf of said corporation, and acknowledged to me that said corporation executed the within instrument pursuant to its by-laws or a resolution of its board of directors.

WITNESS My hand and official seal.

Notary Public in and for said County and State

FILED
JUL 1 3 29 PM ‘80
SECRETARY OF STATE
TALLAHASSEE FLORIDA

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

FLORIDA SERVICE CENTER, INC.

FLORIDA SERVICE CENTER, INC., a corporation organized and existing under the laws of the State of Florida, certifies that Article I of its Articles of Incorporation is amended to read as follows:

ARTICLE I.   NAME

The name of this corporation is:

TELECREDIT SERVICE CENTER, INC.

FLORIDA SERVICE CENTER, INC.
By
LeRoy Collins, Jr., President

(corporate seal)

ATTEST:

Bruce H. Roberson, Secretary

I, BRUCE H. R0BERS0N, Secretary of Florida Service Center, Inc., a Florida corporation, do hereby certify that the above and foregoing amendment to the Articles of Incorporation of Florida Service Center, Inc. was duly approved by the Board of Directors of said corporation, at a duly called meeting thereof on June 27, 1980, at which a quorum was present and acting throughout, by said Board proposed to the shareholders of said corporation, and by more than a majority of the stock entitled to vote thereon, in meeting assembled on June 27, 1980, approved and adopted; and that there was a quorum present and acting throughout said shareholders meeting.

WITNESS my hand and seal of said corporation at Tampa, Florida, this 30th day of June, 1980.

/s/ Bruce H. Roberson
Bruce H. Roberson, Secretary

(corporate seal)

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared LEROY COLLINS, JR. and BRUCE H. ROBERSON, well known to me to be the persons described in and who executed the foregoing Articles of Amendment as president and secretary, respectively, of FLORIDA SERVICE CENTER, INC., the corporation in whose name the foregoing instrument was executed, and that they acknowledged executing the same as such officers of such corporation, freely and voluntarily under authority duly vested in them by said corporation, and that the seal affixed thereto is the true corporate seal of said corporation.

WITNESS my hand and official seal in the State and County last aforesaid this 30th day of June, 1980.

Notary Public, State of Florida at Large

My Commission Expires:

ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF TELECREDIT SERVICE CENTER, INC.

Pursuant to the provisions of Section 607.1006, Florida Statutes, this corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment Adopted:

“ARTICLE I. NAME

The name of this corporation is:

EQUIFAX CARD SERVICES, INC.”

SECOND: The date of the amendment’s adoption: October 20, 1993.

THIRD: The amendment was adopted by the Board of Directors without Shareholder action and Shareholder action was not required.

Signed this              day of November, 1993.

Signature

C. B. Rogers, Jr.
Name

Chairman
Title

(corporate seal)

STATE OF GEORGIA

COUNTY OF FULTON

I HEREBY CERTIFY, that on this day, before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, personally appeared C. B. ROGERS, JR., well known to me to be the person described in and who executed the foregoing Articles of Amendment as chairman of TELECREDIT SERVICE CENTER, INC., the corporation in whose name the foregoing instrument was executed, and that he acknowledged executing the same as such officer of such corporation, freely and voluntarily under authority duly vested in him by said corporation, and that the seal affixed thereto is the true corporate seal of said corporation.

WITNESS my hand and official seal in the State and County last aforesaid this          day of November, 1993.

Notary Public, State of Georgia

My Commission Expires:

ARTICLES OF MERGER OF EQUIFAX CARD SERVICES (MADISON), INC. AND EQUIFAX CARD SERVICES, INC.	FILED 00 OCT-2 PM 12:25 SECRETARY OF STATE TALLAHASSEE, FLORIDA

To the Department of State

State of Florida

Pursuant to the provisions of the Florida Business Corporation Act, the Florida parent business corporation and the foreign wholly-owned subsidiary business corporation named below do hereby adopt the following Articles of Merger.

1. Annexed hereto and made a part hereof is a Plan of Merger for merging Equifax Card Services (Madison), Inc. into Equifax Card Services, Inc., as approved by the Board of Directors of the parent corporation on September 22, 2000.

2. The merger of Equifax Card Services (Madison), Inc. with and into Equifax Card Services, Inc. is permitted by the laws of the jurisdiction of organization of Equifax Card Services (Madison) and is in compliance with said laws. The date of adoption of the Plan of Merger by the Board of Directors of Equifax Card Services (Madison), Inc. was September 22, 2000.

3. As to Equifax Card Services, Inc., the aforesaid Plan of Merger was adopted in accordance with the provisions of the Florida Business Corporation Act on September 22, 2000.

4. The Plan of Merger was submitted and approved by the Shareholder of the parent company on September 22, 2000.

5. The effective time and date of the merger herein provided for the State of Florida shall be at on September 29, 2000.

Executed on September 25, 2000.

Equifax Card Services (Madison), Inc.

Name of Officer: Marietta Edmunds Zalcas Title of Officer: Secretary

Equifax Card Services, Inc.

Name of Officer:	Philip J. Mazzilli
Title of Officer:	Vice President

PLAN OF MERGER

1. Equifax Card Services, Inc., which is a business corporation of the State of Florida and is the owner of all of the outstanding shares of Equifax Card Services (Madison), Inc., which is a business corporation of the State of Wisconsin, hereby merges Equifax Card Services (Madison), Inc. into Equifax Card Services, Inc. pursuant to the provisions of the laws of the State of Wisconsin and pursuant to the provisions of the Florida Business Corporation Act.

2. The separate existence of Equifax Card Services (Madison), Inc. shall cease at the effective time and date of the merger pursuant to the provisions of the laws of the jurisdiction of its organization; and Equifax Card Services, Inc. shall continue its existence as the surviving corporation pursuant to the provisions of the Florida Business Corporation Act.

3. The issued shares of Equifax Card Services (Madison), Inc. shall not be converted in any manner, but each said share which is issued immediately prior to the effective time and date of the merger shall be surrendered and extinguished.

4. The Board of Directors and the proper officers of Equifax Card Services, Inc. are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF	FILED 01 JUN 22 AM 11:07 SECRETARY OF STATE TALLAHASSEE, FLORIDA

EQUIFAX CARD SERVICES, INC.

(present name)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment(s) adopted: (indicate article number(s) being amended, added or deleted)

ARTICLE I. IS HEREBY DELETED IN ITS ENTIRETY AND THE FOLLOWING ARTICLE I. IS INSERTED IN

LIEU THEREOF:

“ARTICLE I.    NAME

THE NAME OF THIS CORPORATION IS:

CERTEGY CARD SERVICES, INC.”

SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows:

N/A

THIRD: The date of each amendment’s adoption: JUNE 21 , 2001.

FOURTH: Adoption of Amendment(s) (CHECK ONE)

☒	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups.

The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient
for approval by		.”
voting group

☐	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 21 day of JUNE , 2001.

Signature
(By the Chairman or Vice Chairman of the Board of Directors, President or other officer if adopted by the shareholders)

OR

(By a director if adopted by the directors)

OR

(By an incorporator if adopted by the incorporators)

KENT E. MAST
Type or printed name

VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
Title

Articles of Amendment to Articles of Incorporation of	FILED 06 MAY 30 PM 3:51 SECRETARY OF STATE TALLAHASSEE, FLORIDA

Certegy Card Services, Inc. (Name of corporation as currently filed with the Florida Dept. of State)
449022 (Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

Fidelity National Card Services, Inc.

(Must contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or “Co.”) (A professional corporation must contain the word “chartered”, “professional association,” or the abbreviation “P.A.”)

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted; (BE SPECIFIC)

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

(continued)

The date of each amendment(s) adoption:	5/15/06

Effective date if applicable:
(no more than 90 days after amendment file date)

Adoption of Amendment(s)	(CHECK ONE)

☐	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by

(voting group)

☒	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature

(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Michael L. Gravelle
(Typed or printed name of person signing)
Senior Vice President, General Counsel & Secretary
(Title of person signing)

FILING FEE: $35

ARTICLES OF MERGER of CRITTSON FINANCIAL CORPORATION An Indiana corporation (merging corporation) with and into FIDELITY NATIONAL CARD SERVICES, INC. A Florida corporation (surviving corporation)	FILED 2009 JUN-4 PM 2:47 SECRETARY OF STATE TALLAHASSEE, FLORIDA

These Articles of Merger are filed pursuant to the authority contained in Section 23-18-7 of the Indiana Business Corporation Act (the “Indiana Act”), and pursuant to the authority contained in Section 607.1104 of the Florida Business Corporation Act (the “Florida Act”), by and between Crittson Financial Corporation, an Indiana corporation (“Subsidiary”), and Fidelity National Card Services, Inc., a Florida corporation (“Parent”), pursuant to which Subsidiary will merge into Parent (the “Merger”),

For purposes of these Articles of Merger, the following shall have the meanings shown:

a. “Subsidiary” means Crittson Financial Corporation, a corporation duly organized and existing under the laws of the State of Indiana, having been formed on March 5, 1984, by Articles of Incorporation filed with the Indiana Secretary of State on that date, as amended from time to time. Subsidiary is a wholly owned corporation of Parent.

b. “Parent” means Fidelity National Card Services, Inc., a corporation duly organized and existing under the laws of the State of Florida, having been incorporated on March 31, 1974, by Articles of Incorporation filed with the Florida Secretary of State on that date, as amended from time to time. Parent owns one hundred percent (100%) of the outstanding stock of Subsidiary.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties herein contained and for the purpose of prescribing the terms and conditions of the Merger, the mode of carrying the Merger into effect, the manner and basis of canceling the membership interest in Subsidiary, and such other provisions as are deemed necessary or desirable with respect to the Merger, in accordance with the applicable statutes of the States of Florida and Indiana, it is agreed as follows:

1

ARTICLE I

PLAN OF MERGER

1.1 Effective Date and Time. The Merger shall become effective on March 19, 2009 (“Effective Time”).

1.2 Surviving Corporation. At the Effective Time. Subsidiary shall be merged with and into Parent. Parent shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and shall continue to be governed by the laws of the State of Florida. The name of the Surviving Corporation shall be Fidelity National Card Services. Inc.

1.3 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Parent in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

1.4 Bylaws. At the Effective Time, the bylaws of Parent in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law.

1.5 Directors. At the Effective Time, the directors of Parent in effect immediately prior to the Effective Time shall be the directors of the Surviving Corporation.

1.6 Officers. At the Effective Time, the officers of Parent in effect immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 2

SURVIVING CORPORATION TO SUCCEED TO

PROPERTIES AND OBLIGATIONS OF PARENT AND SUBSIDIARY

2.1 From and after the Effective Time, the Surviving Corporation, without other transfer or assumption, shall succeed to and possess all the estate, property rights (whether tangible or intangible), privileges, powers, and franchises of a public as well as a private nature, and shall assume and be subject to all of the liabilities, obligations, debts, restitutions, disabilities, and duties of each of Parent and Subsidiary, all without further act or deed.

2.2 If at any time the Surviving Corporation shall consider, upon the advice of its legal counsel, that any further assignments, conveyances or assumptions of liability arc necessary or desirable to carry out the provisions hereof, the proper officers and directors

2

of Parent and Subsidiary as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assumptions of liability and do all things necessary or proper to carry out the provisions hereof.

ARTICLE 3

CANCELLATION OF SHARES IN MERGER

3.1 At the Effective Time, each share of the common stock of Subsidiary outstanding immediately prior to the Merger and all rights in respect thereof, shall, by virtue of the Merger and without any action on the part of any holder thereof, cease to exist and be cancelled.

3.2 At the Effective Time, each share of common stock of Parent outstanding immediately prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, constitute all of the outstanding common stock of the Surviving Corporation.

ARTICLE 4

APPROVAL OF PLAN OF MERGER

4.1 Approval by Board of Directors. The Merger set forth herein has been approved by unanimous written consent of the board of directors of Parent and of Subsidiary.

4.2 Approval by Shareholders.

a.	Pursuant to Section 607,1103 of the Florida Act, the sole shareholder of Parent has approved the merger by written consent.

b.	Pursuant to Section 23-1-40-3 of the Indiana Code, the sole shareholder of Subsidiary has approved the merger by written consent.

3

IN WITNESS WHEREOF, Fidelity National Card Services, Inc. has caused these Articles of Merger to be executed on March 19, 2009.

Fidelity National Card Services, Inc.

By:
Name:	Ronald D. Cook
Title:	Executive Vice President & General Counsel

4

AGREEMENT OF MERGER

This Agreement of Merger is entered into between Fidelity National Card Services, Inc., a Florida corporation (the “Surviving Corporation”), and Crittson Financial Corporation, an Indiana corporation (the “Merging Entity”), of which the Surviving Corporation is the sole shareholder. Pursuant to this Agreement of Merger, Merging Entity will merge with and into Surviving Corporation (the “Merger”).

1.	Merging Entity shall be merged into Surviving Corporation.

2.	The outstanding shares of Merging Entity shall be canceled without consideration.

3.	The outstanding shares of Surviving Corporation shall remain outstanding and are not affected by the merger.

4.	Merging Entity shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this merger.

5.	Surviving Corporation, as sole shareholder of the Merging Entity, hereby approves and consents to the Merger and to the Plan of Merger set forth in the Articles of Merger, attached hereto.

6.	Fidelity National Payment Services, Inc., as sole shareholder of the Surviving Corporation, hereby consents to the Merger and to the Plan of Merger set forth in the Articles of Merger, attached hereto.

7.	The effect of the merger is as prescribed by law.

8.	The effective date of the merger is March 19, 2009.

IN WITNESS WHEREOF, the parties have executed this Agreement of Merger as of March 19, 2009.

Fidelity National Card Services, Inc. A Florida corporation Sole shareholder of

Crittson Financial Corporation

By:

Name:	Ronald D. Cook
Title:	Executive Vice President & General Counsel

Fidelity National Payment Services, Inc. A Delaware corporation Sole shareholder of

Fidelity National Card Services, Inc.

By:

Name:	Ronald D. Cook
Title:	Executive Vice President & General Counsel